American Scientific Resources Inc
in affiliation with Ulster Scientific

Innovations in Health Care and Safety for the Consumer, Physician and Laboratory Marketplaces

August 30, 2007

Andrew Brown
ROI Group, LLC
39 Broadway, Suite 2410
New York, NY 10006

Dear Andrew,

As you are aware, the Southridge Investment Group has now raised over $500,000 since they were retained in November of 2006. According to the amended agreement we signed on May 7, 2007, we are now supposed to pay ROI $5,000 per month accrued since May 15, 2007. Unfortunately, despite this recent cash infusion, our financial position still remains quite tenuous. Given the pending Walgreen's order, our cash needs are now in excess of $3 million. This needs to be raised in the next 6-8 weeks.

Since you requested that our original agreement, signed by Walt in December 2006, be amended in May, 2007, I would now like to request the same courtesy. I would propose the following:

Of the $20,000 now owed for services rendered May 15 through September 15 (invoice #1111), I propose we pay you $7,000 now. The balance of $13,000 will be deferred; $6,500 will be paid when $1 million is raised, $6,500 when $1,500,000 is raised.

Current monthly retainer is adjusted to $3,000. This will be paid starting October 15th.
Current monthly retainer is adjusted to $6,000 per month once $1,000,000 is raised.
Current monthly retainer is adjusted to $6,500 per month once $1,500,000 is raised.
Current monthly retainer is adjusted to $9,000 per month once $2,000,000 is raised.

Additional shares of American Scientific Resources, Inc. to be awarded as follows:

50,000 restricted shares now.
50,000 restricted shares when $1,000,000 is raised.
50,000 restricted shares when $1,500,000 is raised.

Everything else stays the same. Please let me know if this is acceptable. Thanks.

Sincerely,

Christopher F. Tirotta, MD, MBA
CEO
American Scientific Resources, Inc.

Accepted and approved by:

Andrew Brown on behalf of ROI on August 30, 2007